EXHIBIT 4.15

EIGHTH AMENDMENT

Dated as of July 31, 2006

This EIGHTH AMENDMENT (this “Amendment”) is entered into among ITRON, INC., a Washington corporation (the “Borrower”), the Lenders party hereto, BEAR, STEARNS & CO. INC., as sole lead arranger and sole bookrunner (in such capacity the “Lead Arranger”), BEAR STEARNS CORPORATE LENDING INC., as syndication agent (in such capacity the “Syndication Agent”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity the “Administrative Agent”).

PRELIMINARY STATEMENTS

1. Reference is made to the Credit Agreement dated as of December 17, 2003 among the Borrower, the Lenders party thereto, the Lead Arranger, the Syndication Agent and the Administrative Agent (as amended from time to time prior to the date hereof, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein are used with the meanings given in the Credit Agreement.

2. The Borrower has requested that the Credit Agreement be amended as herein set forth.

3. The parties hereto are willing to enter into such amendment, on the terms and conditions stated below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Amendment to Credit Agreement.

Section 1.1 of the Credit Agreement is hereby amended by adding the following definition in appropriate alphabetical order:

“Convertible Debt Issuance”: the convertible notes to be issued by the Borrower prior to 12/31/06 on customary market terms and otherwise reasonably acceptable to the Administrative Agent.

The definition of “Consolidated Total Debt” contained in Section 1.1 of the Credit Agreement is hereby amended and restated to read as follows:

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date that would be classified a liability on the consolidated balance sheet of the Borrower, determined in accordance with GAAP; provided that, until December 31, 2007, notwithstanding the foregoing, Consolidated Total Debt shall be determined net of the aggregate amount of cash proceeds of the Convertible Debt Issuance remaining at the time of determination on the balance sheet of the Borrower.

The definition of “Capital Stock” contained in Section 1.1 of the Credit Agreement is hereby amended to add the following sentence at the end thereof:

“For the avoidance of doubt, “Capital Stock” of the Borrower shall not include the securities issued pursuant to the Convertible Debt Issuance, until such securities are converted into Capital Stock.”

Section 8.2 of the Credit Agreement is hereby amended (i) to delete the word “and” at the end of clause (j); (ii) re-letter clause “(k)” thereof as clause “(l)”; and (iii) add the following new clause (k):

“(k) unsecured Indebtedness of the Borrower in an aggregate amount not to exceed $500,000,000 consisting of the Convertible Debt Issuance; and”

Conditions to Effectiveness. The amendments contained in Section 1 shall not be effective unless each of the following conditions precedent is satisfied (the date on which such conditions are satisfied, the “Amendment Effective Date”):

the Administrative Agent shall have received counterparts of this Amendment executed by the Administrative Agent and Borrower and counterparts of the Consent appended hereto (the “Consent”) executed by the Guarantors, as defined in the Guarantee and Collateral Agreement.

the Administrative Agent shall have received executed counterparts of this Amendment or a signed authorization to execute this Amendment from Required Lenders;

all fees and expenses then due and payable to the Lead Arranger or any Agent or Lender under the Loan Documents or relating thereto (to the extent invoiced at least one day Business Day prior) shall have been paid in full in immediately available funds; and

the Administrative Agent shall have received such other documents and instruments as it or the Lead Arranger may reasonably request.

Representations and Warranties. The Borrower represents and warrants to the Lead Arranger, Agents and Lenders that:

Authority. The Borrower has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement (as amended hereby). Each Guarantor has the requisite power and authority to execute, deliver and perform its obligations under the Consent and the Loan Documents, as amended hereby. The execution, delivery and performance by the Borrower of this Amendment and by the Guarantors of the Consent and the performance by the Borrower of the Credit Agreement (as amended hereby) have been duly approved by all necessary corporate action of the Borrower, and no other corporate proceedings on the part of the Borrower or any Guarantor are necessary to consummate such transactions.

Enforceability. This Amendment has been duly executed and delivered by the Borrower and the Consent has been duly executed and delivered by each Guarantor. When this Amendment becomes effective in accordance with its terms, this Amendment, the Credit Agreement (as amended hereby) and the Consent each will be the legal, valid and binding obligation of the Borrower, or in the case of the Consent, each Guarantor, enforceable against the Borrower, or in the case of the Consent, each Guarantor in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought in proceedings in equity or at law).

Representations and Warranties. The representations and warranties of the Borrower in the Credit Agreement (other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date hereof) are and will be true and correct on and as of the date of this Amendment and the Amendment Effective Date as though made on and as of each such date.

No Conflicts. Neither the execution and delivery of this Amendment, not the execution and delivery of the Consent, nor the consummation of the transactions contemplated hereby and thereby, nor the performance of and compliance with the terms and provisions hereof or of the Credit Agreement (as amended hereby) by the Borrower or any Guarantors will, at the time of such performance, (i) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents, (ii) violate, contravene or materially conflict with any Requirement of Law (including, without limitation, Regulation U) or Contractual Obligation, except for any violation, contravention or conflict which could not reasonably be expected to have a Material Adverse Effect or (iii) result in or require the creation of any Lien (other than those permitted by the Loan Documents) upon or with respect to its properties. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated hereby.

No Default. No event has occurred and is continuing that constitutes a Default or Event of Default.

Reference to and Effect on Credit Agreement.

Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. This Amendment is a Loan Document.

Except as specifically amended above, the Credit Agreement and the Guarantee and Collateral Agreement and the other Loan Documents are and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Secured Party under any of the Loan Documents, nor, except as expressly provided herein, constitute a waiver or amendment of any provision of the Credit Agreement.

Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Governing Law. This Amendment and the rights and obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the party hereto has caused this Amendment to be executed by its respective officers thereunto duly authorized, as of the date first written above.

ITRON, INC.

By:	/s/ Steven M. Helmbrecht
Name:	Steven M. Helmbrecht
Title:	Senior Vice President
Chief Financial Officer

[signatures continued on the next page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Tom Beil
Name:	Tom Beil
Title:	Vice President
Senior Relationship Manager

CONSENT

Dated as of July 31, 2006

The undersigned, as Guarantors under the Guarantee and Collateral Agreement and, as applicable, as parties to the other Security Documents hereby consent and agree to the foregoing Eighth Amendment and hereby confirm and agree that (i) each of the Guarantee and Collateral Agreement and the other Security Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of, said Eighth Amendment, each reference therein to the “Credit Agreement”, “thereunder”, “thereof” and words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by said Eighth Amendment and (ii) each of the Guarantee and Collateral Agreement and the other Security Documents and the Collateral described therein does, and shall continue to, secure the payment and performance of all of the Obligations as defined in the Guarantee and Collateral Agreement, after giving effect to said Eighth Amendment.

EMD HOLDING, INC.

By:	/s/ Steven M. Helmbrecht
	Name:	Steven M. Helmbrecht
	Title:	President and Treasurer

ITRON INTERNATIONAL, INC.

By:	/s/ Steven M. Helmbrecht
	Name:	Steven M. Helmbrecht
	Title:	President and Treasurer

ITRON ENGINEERING SERVICES, INC. (f/k/a Itron Spectrum Holdings, Inc.)

By:	/s/ Steven M. Helmbrecht
	Name:	Steven M. Helmbrecht
	Title:	Vice President